Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement No. 333-192002 on Form S-8 of PEDEVCO Corp.; (b) Registration Statement No. 333-191869 on Form S-3 of PEDEVCO Corp.; (c) Registration Statement No. 333-201098 on Form S-8 of PEDEVCO Corp; (d) and Registration Statement No. 333-201099 on Form S-3 of PEDEVCO Corp. of our report dated March 30, 2015, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10-K of PEDEVCO Corp. for the year ended December 31, 2014.

/s/ GBH CPAs, PC

GBH CPAs, PC
Houston, Texas

March 30, 2015